EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of common stock, $0.01 par value per share, of Acadia Healthcare Company, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 1st day of October, 2025.

KHROM INVESTMENTS FUND, LP

By: Khrom Capital Management, LLC, its Investment Manager

By: /s/ Eduard Skutelsky

Name: Eduard Skutelsky

Title: Chief Operating Officer

KHROM CAPITAL MANAGEMENT, LLC

By: /s/ Eduard Skutelsky

Name: Eduard Skutelsky

Title: Chief Operating Officer

/s/ Eric Khrom

Eric Khrom